EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-223864) filed with the U.S. Securities and Exchange Commission on March 23, 2018 of our report dated April 25, 2018 relating to the consolidated financial statements of RYB Education, Inc., and its subsidiaries, its consolidated variable interest entity (“VIE”) and VIE’s subsidiaries and kindergartens (collectively the “Group”), appearing in this Annual Report on Form 20-F of RYB Education, Inc. for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 25, 2018